                                                                     Exhibit 4.3

                             ADOPTION OF ADDENDUM TO
               FIRST AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF
                             PREIT ASSOCIATES, L.P.
         DESIGNATING THE RIGHTS, OBLIGATIONS, DUTIES AND PREFERENCES, OF
                             SENIOR PREFERRED UNITS

 ______________________________________________________________________________


                     Pennsylvania Real Estate Investment Trust ("PREIT"), as the General Partner of PREIT Associates, L.P. (the "Partnership"), hereby adopts this designation of units pursuant to Section 4.3B of the First Amended and Restated Partnership Agreement of the Partnership, as amended (the "Agreement"), which shall be effective immediately on the effectiveness of the Merger (as defined in the Agreement and Plan of Merger among PREIT, PREIT Associates, L.P., Crown American Realty Trust, and Crown American Properties, L.P. dated as of May 13, 2003).

                             SENIOR PREFERRED UNITS

                  Section 1 Creation and Designation of Preferred Partnership Units. There is hereby created and authorized a class of preferred partnership units in the Partnership which shall be designated the 11% Senior Preferred Units ("Senior Preferred Units"), and the rights, obligations, duties and preferences of such units are as provided in this addendum (the "Addendum"). The Senior Preferred Units shall be issued to the General Partner.

                  Section 2 Number of Senior Preferred Units. The number of Senior Preferred Units at any time shall equal the number of 11% Non-Convertible Senior Preferred Shares ("Senior Preferred Shares").

                  Section 3 Distributions. The General Partner shall cause the Partnership to distribute such amounts to the General Partner in respect of the Senior Preferred Units as the General Partner may determine are necessary to pay dividends on the outstanding Senior Preferred Shares (including any "Additional Dividends" required by the terms of the Senior Preferred Shares). With the exception of distributions under Section 6.6 of the Agreement, no payments or distributions (including without limitation under Sections 6.1 and 6.4 of the Agreement), in respect of any Units (as defined in the Agreement), other than Senior Preferred Units will be made at any time unless full cumulative dividends on the Senior Preferred Shares for all past dividend periods and the then current dividend period have been provided for. Notwithstanding anything in the Agreement to the contrary, (i) income shall be allocated to the General Partner (as the holder of the Senior Preferred Units) each year in an amount equal to the aggregate amount distributable under this Addendum and (ii) except as required under Section 1(a)(i) and 1(b)(ii) of Exhibit B of the Agreement (and in the case of 1(b)(ii) only if the General Partner is the only Permitted Partner) no other income or loss shall be allocated to the General Partner due to the Senior Preferred Units.

                                                                     Exhibit 4.3

                  Section 4 Redemptions. The General Partner shall cause the Partnership to distribute such additional amounts to the General Partner in respect of the Senior Preferred Units as may be required from time to time to pay the redemption price of the Senior Preferred Shares. In the event that the General Partnership shall redeem any of the Senior Preferred Shares, the Partnership shall be considered to have simultaneously redeemed a corresponding number of Senior Preferred Units, with the amount distributed by the Partnership to the General Partner to pay for the redemption of such Senior Preferred Shares treated as having been paid to the General Partner in redemption of the Senior Preferred Units deemed to have been redeemed.

                  Section 5 Ranking; Liquidation. The Senior Preferred Units shall, with respect to the distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank senior to the other Units in the Partnership. Upon any such liquidation, dissolution or winding up, the Senior Preferred Units shall be entitled to receive an aggregate liquidation preference in the amount equal to $50.00 times the number of Senior Preferred Units then outstanding, plus an amount equal to any accrued and unpaid dividends on the Senior Preferred Shares on the date of the receipt of the liquidation preference (whether or not such dividends have been declared), prior to the payment or distribution of any amounts in respect of the other Units in the Partnership (other than amounts distributed with respect to Section 6.6 of the Agreement), including without limitation any such payment pursuant to Section
6.4 of the Agreement.

                  Section 6. Voting Rights.

                  (a) Except as required by applicable law and set forth in this
Section 6, holders of the Senior Preferred Units shall have no voting rights.

                  (b) So long as Senior Preferred Units remain outstanding, the Partnership shall not, without the affirmative vote or consent of the holders of all Senior Preferred Units outstanding at the time, given in person or by proxy, either in writing or at a meeting: (i) authorize or create, or increase the authorized or issued amount of, any class or series of Units ranking senior to the Senior Preferred Units with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up of the Partnership or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock; or (ii) amend, alter or repeal the provisions of the Agreement or this Addendum, whether by merger, consolidation, transfer or conveyance of substantially all of its assets, or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Senior Preferred Units or the holders thereof; provided however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Senior Preferred Units remain outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Partnership may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Senior Preferred Units and provided further that any increase in the number of Senior Preferred Units or other Units, or the creation or issuance of any other class or series of Units ranking on a parity with or junior to the Senior Preferred Units of such series with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

                                                                     Exhibit 4.3

                  (c) For purposes of the foregoing provisions of this Section 6, each Senior Preferred Unitholder shall have one (1) vote per Senior Preferred Unit. Except as otherwise required by applicable law or as set forth herein, the Senior Preferred Units shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any action by the Partnership.

                  Section 7. Priority of this Designation. The provisions of this Addendum shall take precedence over and control any other provisions of the Agreement that may conflict with the terms of this Addendum. Accordingly, the other provisions of the Agreement shall be construed whenever appropriate to give full force and effect to this Addendum.

                                                                     Exhibit 4.3

                  IN WITNESS WHEREOF, PREIT, as the General Partner of PREIT Associates, L.P. has caused this Addendum to be adopted on its behalf by its Chairman and Chief Executive Officer and attested to by its Secretary on this 17th day of November, 2003.

                                PREIT ASSOCIATES, L.P.


                                By: PENNSYLVANIA REAL ESTATE INVESTMENT TRUST,
                                    its General Partner

                                By:    /s/ Ronald Rubin
                                       ------------------------------------
                                Name:  Ronald Rubin
                                Title: Chairman and Chief Executive Officer

Attest:

By: /s/ Jeffrey A. Linn
    ---------------------------
Name: Jeffrey A. Linn
Title: Secretary